CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-169540)  of The LGL Group, Inc. of our report dated March 31, 2010, on our audits of the consolidated financial statements of The LGL Group, Inc. and Subsidiaries as of December 31, 2009 and 2008, and for the years then ended, which report includes an explanatory paragraph relating to the change in accounting principle from the last-in, first-out method, to the first-in, first-out method, and is included in the Annual Report on Form 10-K of The LGL Group, Inc. for the year ended December 31, 2009. We also consent to the reference to our Firm under the caption “Experts”.

/s/ J.H. Cohn LLP

Roseland, New Jersey

October 25, 2010